Exhibit 3.23

Name changed to: CONTINENTAL MARITIME OF SAN DIEGO, INC.

CERTIFICATE OF AMENDMENT

OF

THE ARTICLES OF INCORPORATION OF

SAN DIEGO IRON & STEEL FABRICATING, INC.

D. WHITNEY THORNTON, II and CONSTANCE J. PICCHI certify that:

1. They are the president and secretary, respectively, of San Diego Iron & Steel Fabricating, Inc., a California corporation.

2. The following amendment to the articles of incorporation of the corporation has been approved by the board of directors of the corporation:

Article I of the Articles of Incorporation of San Diego Iron & Steel Fabricating, Inc., is amended to read in its entirety as follows:

“The name of this corporation is Continental Maritime of San Diego, Inc.”

3. The amendment has been approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The corporation has only one class of shares. Each outstanding Share is entitled to one vote only. The corporation has 50,000 shares outstanding and, hence, the total number of shares entitled to vote with respect to the amendment was 50,000. The number of shares voting in favor of the amendment exceeded the vote required, in that the affirmative vote of a majority, that is, more than 50 percent, of the outstanding shares was required for approval of the amendment and the amendment was approved by the affirmative vote of 50,000 shares, or 100 percent of the outstanding voting shares.

/s/ D. WHITNEY THORNTON, II
D. WHITNEY THORNTON, II
PRESIDENT

/s/ CONSTANCE J. PICCHI
CONSTANCE J. PICCHI
SECRETARY

Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true and correct of his or her own knowledge, and that this declaration was executed on July 11, 1984, at San Francisco, California.

/s/ ROGER A. PICCHI
ROGER A. PICCHI
Director

/s/ CONSTANCE J. PICCHI
CONSTANCE J. PICCHI
Director

/s/ D. WHITNEY THORNTON, II
D. WHITNEY THORNTON, II
Director